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                                WILLIAM R. BLACK
                                ATTORNEY AT LAW

                            25800 Commercentre Drive
                         Lake Forest, California 92630
                                   ----------
                            Telephone (714) 595-7900
                            Facsimile (714) 595-7913

                                 July 23, 1998


United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, DC 20549

     Re:  Delaying Amendment, Registration Statement on Form S-3,
          File No. 333-59169, The L. L. Knickerbocker Co., Inc.

Ladies and Gentlemen:

          In accordance with your request, the above captioned Registrant files herewith this delaying amendment in the following form:

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL SUCH REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

                                 Very truly yours,

                                 /s/ WILLIAM R. BLACK

                                 William R. Black
                                 Attorney for the
                                 L. L. Knickerbocker Co., Inc.

WRB: